As filed with the Securities and Exchange Commission on December 10, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
bebe stores, inc.
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-2450490 (I.R.S. Employer Identification No.)

400 Valley Drive
Brisbane, California 94005
(415) 715-3900
(Address of Principal Executive Offices) (Zip Code)
bebe stores, inc. 1997 Stock Plan
(Full title of the plan)

Walter Parks
Chief Operating Officer and	Copy to:
Chief Financial Officer	Tad J. Freese, Esq.
bebe stores, inc.	LATHAM & WATKINS LLP
400 Valley Drive	140 Scott Drive
Brisbane, California 94005	Menlo Park, California 94025
(415) 715-3900	(650) 328-4600
(Name and address, including zip code, and telephone
number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
Title Of Securities To Be Registered	Registered (2)	Share(3)	Price (3)	Registration Fee
Common Stock, $0.001 par value, issuable under the bebe stores, inc. 1997 Stock Plan (1)	2,000,000	$6.51	$13,020,000	$512
TOTAL (1) (2)	2,000,000	$6.51	$13,020,000	$512

(1)	The bebe stores, inc. 1997 Stock Plan (the “Plan”) authorizes the issuance of a maximum of 22,113,750 shares of common stock, of which 2,000,000 shares are being registered hereunder.
(2)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high ($6.86) and low ($6.16) prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on December 4, 2008.
This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES
          By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 1, 1998, Registration Statement No. 333-65201 (the “First Plan Registration Statement”), bebe stores, inc. (the “Registrant”) registered 2,830,000 shares of common stock, par value $0.001 per share (the “Common Stock”), issuable under the bebe stores, inc. 1997 Stock Plan (the “Plan”). By a registration statement on Form S-8 filed with the Commission on June 1, 2001, Registration Statement No. 333-62096 (the “Second Plan Registration Statement”), the Registrant registered 1,500,000 shares of Common Stock issuable under the Plan. By a registration statement on Form S-8 filed with the Commission on December 23, 2004, Registration Statement No. 333-121588 (the “Third Plan Registration Statement”), the Registrant registered 2,000,000 shares of Common Stock issuable under the Plan. By a registration statement on Form S-8 filed with the Commission on September 29, 2006, Registration Statement No. 333-137683 (the “Fourth Plan Registration Statement”), the Registrant registered 500,000 shares of Common Stock issuable under the Plan. By a registration statement on Form S-8 filed with the Commission on February 9, 2007, Registration Statement No. 333-140589 (the “Fifth Plan Registration Statement”), the Registrant registered 500,000 shares of Common Stock issuable under the Plan. The authorization of the issuance of a maximum of 22,113,750 shares of Common Stock under the Plan reflects the three 3-for-2 stock splits effected by the Registrant in April 2004, December 2004 and June 2005.
          Pursuant to General Instruction E of Form S-8, the contents of the First Plan Registration Statement, Second Plan Registration Statement, Third Plan Registration Statement, Fourth Plan Registration Statement and Fifth Plan Registration Statement are incorporated by reference herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which were filed with the Commission, are incorporated herein by reference by the Registrant (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):
(a)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended July 5, 2008, filed with the Commission on September 18, 2008, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 4, 2008, filed with the Commission on November 10, 2008;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 15, 2008 and October 21, 2008; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-24395) filed with the Commission on June 5, 1998 under Section 12(g) of the Exchange Act, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits
          See the Exhibit Index on Page 6.
Item 9. Undertakings
          The undersigned Registrant hereby undertakes:
     (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Brisbane, State of California, on the 9th day of December, 2008.

BEBE STORES, INC.

By:	/s/ Walter Parks
Walter Parks
Chief Operating Officer and Chief Financial Officer
(Principal financial and accounting officer)
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, the officers and directors of bebe stores, inc. whose signatures appear below, hereby constitute and appoint Gregory Scott and Walter Parks, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney-in-fact and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 9, 2008.

Signatures	Title

/s/ Gregory Scott	Chief Executive Officer and Director
Gregory Scott	(Principal executive officer)

/s/ Walter Parks	Chief Operating Officer and Chief Financial Officer
Walter Parks	(Principal financial officer)

/s/ Amy Nichelini	Corporate Controller
Amy Nichelini	(Principal accounting officer)

/s/ Manny Mashouf
Manny Mashouf	Chairman of the Board of Directors

/s/ Barbara Bass	Director
Barbara Bass

/s/ Cynthia Cohen	Director
Cynthia Cohen

/s/ Corrado Federico	Director
Corrado Federico

/s/ Caden Wang	Director
Caden Wang

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
3.1	Fourth Amended and Restated Articles of Incorporation of the Registrant is incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on September 14, 2005 (File No. 000-24395).

3.2	Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on September 13, 2004 (File No. 000-24395).

4.1	bebe stores, inc. 1997 Stock Plan, as amended, is incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 14, 2008 (File No. 000-24395).

5.1	Opinion of legality of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).